Exhibit 99.1

SANDISK CONTACTS:	MATRIX CONTACTS:
Media:	Media:
Bob Goligoski (bgoligoski@SanDisk.com)	Jane Dryden (jane@drydenmg.com)
(408) 542-0463	Dryden Marketing Group
(408) 249-9608

Investors:	Investors:
Lori Barker (lbarker@SanDisk.com)	Nivita Banthia (nbanthia@Matrix.com)
(408) 542-9565	(408) 869-8943
MATRIX AGREES TO ACQUISITION BY SANDISK
SUNNYVALE, CALIFORNIA, October 20, 2005, SanDisk® Corporation (NASDAQ: SNDK) and Matrix Semiconductor, Inc. today announced that they signed a definitive agreement for SanDisk to acquire Matrix®. Matrix is a privately held company based in Santa Clara, California that has been developing and supplying 3-D integrated circuit (three dimensional) one-time programmable (OTP) technology since its inception in 1998. Matrix® 3-D Memory is used for storage applications that do not require multiple rewrites and where low cost is the paramount consideration, such as video games, music and other content, or for archiving.
The Matrix technology can achieve low cost by building multiple layers of memory arrays on a standard silicon substrate so that active circuitry is not confined to the silicon surface but extends vertically as well. Because OTP technology is not rewritable once programmed, it complements rather than directly competes with Flash memory, which is rewritable but more costly. Matrix has over 100 U.S. issued patents in 3-D integrated circuit technology. SanDisk intends to support and sell Matrix’s 3D OTP products through its various sales channels and will work closely with Matrix’s customers to assure continuity of supply during the transition.
“We have high regard for the Matrix team and welcome them to SanDisk. Use of the Matrix 3-D Memory extends beyond video games and hopefully will play an important role in content distribution such as incorporation in our recently launched Gruvi cards for secure distribution of premium music titles and other preloaded content in handsets,” said Eli Harari, Chief Executive Officer of SanDisk.
“The Matrix team is excited about joining SanDisk and fulfilling our vision of 3-D memory technology,” said Dennis Segers, President of Matrix Semiconductor. “Joining SanDisk will provide us with financial, manufacturing, marketing and sales channel resources to help establish Matrix 3DM as a mainstream storage technology for a broad range of consumer applications.”
The acquisition consideration will be approximately $250 million, consisting of approximately $238 million of newly issued SanDisk shares and equity incentives and approximately $12 million of cash. The closing of the acquisition is subject to regulatory
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approval and the satisfaction of standard conditions. The parties expect to complete the acquisition by the end of 2005.
Forward-Looking Statements
This news release contains forward-looking statements about expectations of achieving commercialization of 3-D Memory, expectations of future revenues from and applications for 3-D Memory, expectations regarding the acquisition’s dilutive effect on SanDisk’s 2006 earnings per share and expectations concerning the successful integration and continuation of Matrix’s business and operations. There are numerous risks and uncertainties that may cause the forward-looking statements in this news release to be inaccurate and that may significantly and adversely affect the combined company’s business, financial condition and results of operations. Risks that may cause these forward-looking statements to be inaccurate include among others: the combined company’s failure to successfully commercialize 3-D Memory or to achieve future revenue from 3-D Memory applications, loss of key customers, loss of key employees, loss in value or use of any material portion of Matrix’s patent portfolio, higher than expected operating expenses, unanticipated costs of integration, the risk that the acquisition is not consummated due to the failure to obtain regulatory approval or the failure to satisfy one or more conditions precedent, diversion of management attention from its core business, and other risks detailed from time-to-time in SanDisk’s Securities and Exchange Commission filings and reports, including, but not limited to, its Form 10-K for the year ended January 2, 2005 and its quarterly reports on Form 10-Q. Future results may differ materially from those previously reported. The companies do not intend to update the information contained in this release.
About SanDisk
SanDisk is the original inventor of flash storage cards and is the world’s largest supplier of flash data storage card products using its patented, high-density flash memory and controller technology. SanDisk is headquartered in Sunnyvale, CA and has operations worldwide, with more than half its sales outside the U.S.
About Matrix Semiconductor
Matrix Semiconductor, Inc. is the creator and developer of the world’s first three-dimensional integrated circuits. Matrix’s first product, Matrix® 3-D Memory (3DM), is a low cost, high density line of permanent, one time programmable, non-volatile memory that is compatible with existing standards. Matrix 3-D Memory accelerates time-to-market for publishers of digital content and is targeted for use in portable consumer electronic devices. Privately held, Matrix is headquartered in Santa Clara, California. Additional information may be found at: http://www.Matrixsemi.com
SanDisk is a trademark of SanDisk Corporation, registered in the United States and other countries.
Matrix is a trademark registered by Matrix Semiconductor, Inc.
No Public Offering

This news release shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there by any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.
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